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                                                                    EXHIBIT 99.1


WAXMAN                                                                NYSE: WAX

Waxman Industries, Inc.                       N  E  W  S     R  E  L  E  A  S  E


FOR ADDITIONAL INFORMATION, CONTACT:

 At The Company:                         At The Financial Relations Board, Inc.:
 Armond Waxman, President                Kathleen M. Brunson
 216-439-1830                            312-266-7800 (Chicago)

 Mark Wester, Vice President-Finance     Regina K. Ryan
 216-439-1830                            212-661-8030 (New York)

FOR IMMEDIATE RELEASE

              Waxman Industries, Inc. Announces Sale of Division
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         BEDFORD HEIGHTS, OHIO -- June 25, 1997 - Waxman Industries, Inc. (NYSE:
WAX), through its indirect subsidiary WOC Inc., announced today that it had entered into an agreement in principle to sell, for $4.0 million, subject to certain post closing adjustments and customary closing conditions, all of the assets of LeRan Gas Products to Barnett Inc. (Nasdaq: BNTT), a former subsidiary of Waxman. Waxman continues to own 44.5% of Barnett.

         LeRan is a leading business-to-business direct marketer of approximately 3,400 products to the liquid propane gas business, with estimated fiscal 1997 revenues of $8 million. Armond Waxman, President and Co-Chief Executive Officer stated: "We believe the sale of LeRan to Barnett is a win-win situation. Waxman will continue to reduce its indebtedness and benefit, through its ownership interest in Barnett, and from the synergies to be achieved through the integration of LeRan's business into Barnett's successful telemarketing and distribution capabilities."

         Waxman Industries, Inc. is a leading supplier to the repair and remodeling market in the United States. Through its wholly owned subsidiaries, Consumer Products, WOC, WAMI and TWI, and its affiliate, Barnett Inc., the Company markets and distributes a broad range of plumbing, electrical and hardware products to over 55,000 customers in the United States.

         CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and


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Section 21E of the Securities Exchange Act of 1934, as amended, including any statements contained herein which are not historical facts or which contain the words expect, believe or anticipate which shall be deemed to be forward-looking statements.





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